Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1

AMENDMENT (this “Amendment”) dated as of January 3, 2008, by and among Chill Holdings, Inc., a Delaware corporation, Chill Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Chill Holdings, Inc., and Goodman Global, Inc., a Delaware corporation.

WHEREAS, the parties hereto are parties to the Agreement and Plan of Merger dated as of October 21, 2007 (the “Merger Agreement”);

WHEREAS, in connection with the settlement of a certain purported stockholder class action lawsuit (the “Stockholder Lawsuit”) relating to the transactions contemplated by the Merger Agreement, the Company, the other defendants named therein and counsel to the plaintiffs in such Stockholder Lawsuit are simultaneously entering into that certain memorandum of understanding (the “MOU”); and

WHEREAS, the MOU provides, among other things, that the Merger Agreement shall be amended in the manner set forth below, and, accordingly, the parties hereto now desire to enter into this Amendment to effect such amendments (the Merger Agreement, as amended hereby, the “Amended Merger Agreement”).

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Definitions. Each capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Merger Agreement.

Section 2. Amendment. The words “reasonably be expected to” that appear in Section 5.3(c)(ii) are deleted.

Section 3. Interpretation. Each reference to “hereof’, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Merger Agreement shall from and after the date hereof refer to the Amended Merger Agreement. As used in the Amended Merger Agreement, the phrases “the date hereof’ and “the date of this Agreement”, and any substantially similar phrase, shall be deemed to refer to October 21, 2007.

Section 4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within such State, without regard to the conflicts of law rules of such state.

Section 5. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective immediately when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

Section 6. Entire Agreement. This Amendment and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect hereto.

Section 7. Binding Effect. Except to the extent expressly provided herein, the Merger Agreement shall remain in full force and effect in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

CHILL HOLDINGS, INC.

By:	/s/ Erik Ragatz
Name:	Erik Ragatz
Title:	Vice President

CHILL ACQUISITION, INC.

By:	/s/ Erik Ragatz
Name:	Erik Ragatz
Title:	Vice President

GOODMAN GLOBAL, INC.

By:	/s/ Ben D. Campbell
Name:	Ben D. Campbell
Title:	Executive Vice President

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